UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 19, 2017

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)
(978) 922-3080
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2017, the Company entered into a new employment agreement with its Chief Financial Officer, Jon Wilcox (the “New Agreement”), to supersede and replace its prior employment agreement with Mr. Wilcox dated as of October 13, 2011, as amended as of April 25, 2016 (the “Prior Agreement”). The New Agreement is similar to the Prior Agreement, but reflects changes to Mr. Wilcox’s salary, bonus opportunity and severance benefits, as well as certain other technical updates.

Under the terms of the New Agreement, Mr. Wilcox is entitled to receive an annual base salary of $424,999.90, subject to such increases as may be approved from time to time by the Company, with an annual bonus opportunity of up to 75% of his annual salary rate, which reflect his salary and bonus opportunity previously in effect as of January 1, 2017. Mr. Wilcox’s Prior Agreement had initially provided for a $256,000 annual base salary (subject to increases as determined by the Company’s Board of Directors) and a bonus opportunity at an unspecified level. Mr. Wilcox’s annual base salary rate effective as of March 27, 2016 was $371,000, and his annual bonus opportunity for fiscal 2016 was 50% of his annual base salary rate.

The New Agreement provides that in the event of Mr. Wilcox’s involuntary termination without “cause”, resignation with “good reason” or termination due to death or disability, Mr. Wilcox would be entitled to receive severance in the form of (i) 100% of his annual base salary amount payable in monthly installments over a 12 month period (or 200% of his annual base salary amount payable in monthly installments over a 24 month period in the case of a buyer’s failure to assume the New Agreement or Mr. Wilcox’s resignation with “good reason” following a “change in control”); (ii) 12 months’ subsidized COBRA health continuation benefits and (iii) a pro-rata bonus for the year of termination. The severance benefit rights are contingent upon Mr. Wilcox’s continued compliance with the terms of his Non-Solicitation, Non-Competition and Confidentiality Agreement that he entered into simultaneously with the New Agreement and Mr. Wilcox’s execution of a general release of claims in favor of the Company at the time of such future termination of employment. In the event that Mr. Wilcox becomes entitled to receive the enhanced severance amounts described above following a “change in control” of the Company and he subsequently commences employment with a new employer, his severance compensation will end as of the later of (i) his commencing such other employment or (ii) one year after the date of his employment termination.

Under the terms of the Prior Agreement, Mr. Wilcox was entitled to receive severance in the form of 100% of his annual base salary amount payable in monthly installments over a 12 month period and 12 months’ subsidized COBRA health continuation benefits in the event of his involuntary termination without “cause”.

Mr. Wilcox’s Non-Solicitation, Non-Competition and Confidentiality Agreement that he entered into simultaneously with the New Agreement contains restrictive covenants similar to those restrictive covenants that were previously included in his Prior Agreement, including a two-year post-termination of employment covenant not to compete with the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated: June 19, 2017	By:	/s/ Joseph A. Carlucci
	Name:	Joseph A. Carlucci
	Title:	Chief Executive Officer